As filed with the Securities and Exchange Commission on May 3, 2021

Registration No. 333-255076

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOWMAN CONSULTING GROUP LTD.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7380	54-1762351
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12355 Sunrise Valley Drive

Suite 520

Reston, Virginia 20191

(703) 464-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Hickey

Chief Legal Officer

12355 Sunrise Valley Drive

Suite 520

Reston, Virginia 20191

(703) 464-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew M. Tucker Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW, Suite 900 Washington, DC 20001 Telephone: 202-689-2800	Mark Y. Liu Christina Russo Akerman LLP 601 West Fifth Street, Suite 300 Los Angeles, California 90071 Telephone 213-688-9500

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $.01 per share	$49,539,700	$5,404.79

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of the additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	The Registrant previously paid $5,404.79 of this amount in connection with the prior filing of Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 is being filed to update the exhibit index to include the consent of Dixon Hughes Goodman LLP as Exhibit 16.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and Nasdaq listing fee.

Item	Amount to be paid
SEC registration fee	$5,405
FINRA filing fee	7,400
Nasdaq filing fee	25,000
Printing fees and expenses	165,000
Legal fees and expenses	390,000
Accounting fees and expenses	1,323,350
Underwriter’s expenses	25,000
Transfer agent’s fees and expenses	6,000
Miscellaneous fees and expenses	204,370

Total	$2,151,525

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must indemnify against all expenses, liability, and loss incurred in investigating, defending or participating in such proceedings.

As of the date of the effectiveness of this registration statement, we have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2018, we made sales of the following unregistered securities:

Employee-Related Issuances

Since January 1, 2018, we granted stock options to our employees to purchase an aggregate of 47,643 shares of our common stock at exercise prices ranging from $0.34 to $5.20 per share.

Since January 1, 2018, we issued and sold to our employees an aggregate of 70,948 shares of our common stock upon the exercise of stock options, with 60,180 at an exercise price of $0.34 per share and 10,768 at an exercise price of $5.20 per share, for aggregate consideration of approximately $76,400.

Since January 1, 2018, we issued and sold to our employees an aggregate of 234,938 shares of our common stock pursuant to our Principal Stock Purchase Plan, our Vice-President Stock Purchase Plan and our Executive Vice President Stock Purchase Plan, at purchase prices ranging from $5.20 to $8.72 per share, for a weighted-average purchase price of $6.30 and aggregate consideration of approximately $1.5 million.

Since January 1, 2018, we granted to our employees 930,076 shares of our common stock as a stock bonus in consideration of services performed for us. Transfers of these shares are restricted and the shares are subject to vesting and other similar requirements and had a value on the date of issuance ranging from $5.49 to $12.80 per share.

On December 31, 2018 we issued 157,176 shares of our common stock to an entity owned and controlled by our controlling shareholder and his family, as repayment of a loan made by that entity to us. The price was $5.49 per share for total consideration of $0.9 million.

The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of such securities were our officers and employees, received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions.

Acquisitions

On June 30, 2018, we issued 38,350 shares of our common stock to Robert Atherton in connection with the acquisition of certain assets, including goodwill, of Atherton Engineering, Inc.

On January 4, 2021 we issued 53,159 shares of our common stock to KTA Group, Inc. in connection with the acquisition of assets of KTA Group, Inc.

The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. All recipients had adequate access, through employment, business, or other relationships, to information about us.

Item 16. Exhibits and financial statement schedules

(a) Exhibits

Exhibit	Description

1.1	Form of Underwriting Agreement**

3.1	Amended and Restated Certificate of Incorporation of Bowman Consulting Group Ltd.***

3.2	Amended and Restated By-laws of Bowman Consulting Group Ltd.***

5.1	Form of Opinion of Nelson Mullins Riley & Scarborough LLP***

10.1	Employment Agreement with Gary Bowman dated April 27, 2021***

10.2	Employment Agreement with Michael Bruen dated April 13, 2021***

10.3	Employment Agreement with Bruce Labovitz dated April 27, 2021***

10.4	Employment Agreement with Robert Hickey dated April 22, 2021***

10.5	Credit Agreement with Bank of America, N.A. dated August 24, 2017***

10.6	Amendment to Credit Agreement with Bank of America, N.A. dated August 20, 2018***

10.7	Amendment to Credit Agreement with Bank of America, N.A. dated November 9, 2018***

10.8	Amendment to Credit Agreement with Bank of America, N.A. dated July 31, 2019***

10.9	Amendment to Credit Agreement with Bank of America, N.A. dated August 30, 2019***

10.10	Enterprise Fleet Management, Inc. Amended and Restated Master Equity Lease Agreement dated September 20, 2010***

10.11	Master Lease Agreement with TCF Bank, as successor to Winthrop Resources Corporation dated September 22, 2014.***

10.12	Form of Indemnification Agreement***

10.13	2021 Omnibus Equity Incentive Plan***

10.14	2021 Employee Stock Purchase Plan***

16	Consent of Dixon Hughes Goodman LLP*

21.1	Subsidiaries of the Registrant***

23.1	Consent of Ernst & Young LLP***

23.2	Consent of Opinion of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)***

24.1	Power of Attorney (see page II-4 to this registration statement)*

*	Filed herewith
**	To be filed by amendment
***	Previously filed

Item 17. Undertakings

(a)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities

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Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, Virginia, on May 3, 2021.

Bowman Consulting Group Ltd.

By:	/s/ Gary Bowman
Name: Gary Bowman Title: President, Chief Executive Officer, Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary Bowman his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Gary Bowman	President, Chief Executive Officer, Chairman (Principal Executive Officer)	May 3, 2021
Gary Bowman

/s/ Michel Bruen	Chief Operating Officer and Director	May 3, 2021
Michel Bruen

/s/ Bruce Labovitz	Chief Financial Officer, (Principal Financial Officer and Principal Accounting Officer)	May 3, 2021
Bruce Labovitz

/s/ Stephen Riddick	Director	May 3, 2021
Stephen Riddick

/s/ Daniel Lefaivre	Director	May 3, 2021
Daniel Lefaivre

/s/ Patricia Mulroy	Director	May 3, 2021
Patricia Mulroy

/s/ James Laurito	Director	May 3, 2021
James Laurito

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